Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2026 FIRST QUARTER RESULTS

--Top and bottom-line results exceed expectations--

--Comparable sales increased 5%, led by Journeys with an 8% increase--

--Sales growth and meaningful expense leverage drives bottom line improvement compared to Q1 last year--

--Company reiterates full year EPS outlook including impact of current tariffs --

NASHVILLE, Tenn., June 4, 2025 --- Genesco Inc. (NYSE: GCO) today reported first quarter results for the three months ended May 3, 2025.

First Quarter Fiscal 2026 Financial Summary

•
Net sales of $474 million increased 4% compared to Q1FY25
•
Comparable sales increased 5%, with stores up 5% and e-commerce up 7%
•
E-commerce sales represented 23% of retail sales
•
Selling and administrative expenses leveraged 170 basis points compared to last year
•
GAAP EPS was ($2.02) and Non-GAAP EPS was ($2.05)1 versus GAAP EPS of ($2.22) and Non-GAAP EPS of ($2.10) last year

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “Following the significant momentum in last year’s back half, we are pleased with our start to fiscal 2026 with both sales and profitability coming in above our expectations. Our first quarter performance was highlighted by our third consecutive quarter of positive comparable sales increases, with results once again driven by Journeys, as our strategic plan to accelerate growth and increase market share continues to gain traction. At the same time, the work we’ve done realigning our cost structure including our ongoing store optimization initiatives, helped drive a nice year-over-year improvement in operating income.”

Vaughn continued, “While an already choppy consumer environment has become more pronounced recently from the increased uncertainty due to tariffs, our diversified sourcing and mitigation actions position us well to manage the current tariff impact. In addition, our strong strategic positioning and track record of evolving our businesses in the face of market disruptions are giving us confidence in successfully navigating the current environment.”

_____________________

1Excludes charges for severance and asset impairments, net of tax effect in the first quarter of Fiscal 2026 (“Excluded Items”). A reconciliation of loss and loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted loss and loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of loss and loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Sandra Harris, Genesco’s Senior Vice President Finance and Chief Financial Officer, added, “Our first quarter performance exceeded our expectations, and our adjusted EPS would have been $0.05 better had we not opportunistically bought back shares during the quarter. Today we are reiterating our full-year adjusted EPS guidance of $1.30 to $1.70, incorporating the impact of current tariffs. Although there is ongoing external market uncertainty, we know our businesses are strong, and we are making investments in product, stores, and marketing across all brands to drive growth.”

First Quarter Review

Net sales for the first quarter of Fiscal 2026 increased 4% to $474 million compared to $458 million in the first quarter of Fiscal 2025. The net sales increase reflects a 5% increase in comparable sales, including a 7% increase in e-commerce comparable sales and a 5% increase in same store sales, and increased wholesale sales, partially offset by the impact of net store closings.

Comparable Sales

Comparable Same Store and E-commerce Sales:	1QFY26	1QFY25
Journeys Group	8%	(5)%
Schuh Group	1%	(7)%
Johnston & Murphy Group	(2)%	(3)%
Total Genesco Comparable Sales	5%	(5)%
Same Store Sales	5%	(7)%
Comparable E-commerce Sales	7%	3%

The overall sales increase of 4% for the first quarter of Fiscal 2026 compared to the first quarter of Fiscal 2025 was driven by an increase of 5% at Journeys, an increase of 4% at Schuh and a 7% increase at Genesco Brands, partially offset by a decrease of 3% at Johnston & Murphy. On a constant currency basis, Schuh sales were up 1% for the first quarter this year.

Gross margin for the first quarter this year was 46.7% compared to 47.3% last year. Adjusted gross margin for the first quarter this year of 46.7% decreased 90 basis points as a percentage of sales compared to 47.6% last year. The decrease as a percentage of sales compared to Fiscal 2025 is due primarily to changes in brand mix at Journeys and Schuh, promotional activity at Schuh and lower margins at Genesco Brands related to liquidation of product for sunsetting licenses.

Selling and administrative expenses for the first quarter this year of 52.5% decreased 170 basis points as a percentage of sales compared with last year primarily reflecting decreased occupancy and performance-based compensation expenses as well as other cost savings initiatives.

Genesco’s GAAP operating loss for the first quarter was $28.1 million, or 5.9% of sales this year, compared with a loss of $32.1 million, or 7.0% of sales in the first quarter last year. Adjusted for the Excluded Items in the first quarters of both Fiscal 2026 and 2025, the operating loss for the first quarter was $27.9 million this year compared to a loss of $30.0 million last year. Adjusted operating margin was a loss of 5.9% of sales in the first quarter of Fiscal 2026 compared to a loss of 6.5% in the first quarter last year.

The effective tax rate for the quarter was 28.5% in Fiscal 2026 compared to 26.7% in the first quarter last year. The adjusted tax rate, reflecting Excluded Items, was 26.7% in Fiscal 2026 compared to 26.0% in the first quarter last year.

GAAP loss from continuing operations was $21.2 million in the first quarter of Fiscal 2026 compared to a loss of $24.3 million in the first quarter last year. Adjusted for the Excluded Items, the first quarter loss from continuing operations was $21.5 million, or $2.05 per share, in Fiscal 2026, compared to a loss of $22.9 million, or $2.10 per share, in the first quarter last year.

Cash, Borrowings and Inventory

Cash as of May 3, 2025, was $21.7 million, compared with $19.2 million as of May 4, 2024. Total debt at the end of the first quarter of Fiscal 2026 was $121.0 million compared with $59.4 million at the end of last year’s first quarter, primarily reflecting increased inventories which were up 15% on a year-over-year basis to meet increased demand at Journeys.

Capital Expenditures and Store Activity

For the first quarter this year, capital expenditures were $19 million, related primarily to retail stores and other initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened four stores and closed 26 stores. The Company ended the quarter with 1,256 stores compared with 1,321 stores at the end of the first quarter last year, or a decrease of 5%. Square footage was down 3% on a year-over-year basis.

Share Repurchases

The Company repurchased 604,531 shares for $12.6 million, or $20.79 per share, during the first quarter of Fiscal 2026. The Company currently has $29.8 million remaining on its expanded share repurchase authorization announced in June 2023.

Fiscal 2026 Outlook

For Fiscal 2026, the Company:

•
Continues to expect adjusted diluted earnings per share from continuing operations in the range of $1.30 to $1.70 2 , including the impact of tariffs currently in place
•
Expects total sales to be up 1% to 2% compared to Fiscal 2025 versus prior expectation of flat to up 1% due to the impact of favorable foreign exchange, with comparable sales range narrowed to up 2% to 3% versus prior range of up 2% to 4%
•
Guidance assumes no further share repurchases and a tax rate of 29%

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on June 4, 2025, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; our ability to pass on price increases to our customers; restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions in the Red Sea; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products;

civil disturbances; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,250 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers, Starter and PONY. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Sandra Harris, SVP Finance, Chief Financial Officer Claire S. McCall

(615) 367-7578 (615) 367-8283

SHarris2@genesco.com cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 1		Quarter 1
	May 3, 2025	% of Net Sales	May 4, 2024	% of Net Sales
Net sales	$473,973	100.0%	$457,597	100.0%
Cost of sales	252,792	53.3%	241,316	52.7%
Gross margin(1)	221,181	46.7%	216,281	47.3%
Selling and administrative expenses	249,035	52.5%	247,831	54.2%
Asset impairments and other, net(2)	291	0.1%	578	0.1%
Operating loss	(28,145)	-5.9%	(32,128)	-7.0%
Other components of net periodic benefit cost	180	0.0%	109	0.0%
Interest expense, net	1,339	0.3%	890	0.2%
Loss from continuing operations before income taxes	(29,664)	-6.3%	(33,127)	-7.2%
Income tax benefit	(8,452)	-1.8%	(8,839)	-1.9%
Loss from continuing operations	(21,212)	-4.5%	(24,288)	-5.3%
Loss from discontinued operations, net of tax	(15)	0.0%	(59)	0.0%
Net Loss	$(21,227)	-4.5%	$(24,347)	-5.3%
Basic loss per share:
Before discontinued operations	$(2.02)		$(2.22)
Net loss	$(2.02)		$(2.23)
Diluted loss per share:
Before discontinued operations	$(2.02)		$(2.22)
Net loss	$(2.02)		$(2.23)
Weighted-average shares outstanding:
Basic	10,495		10,930
Diluted	10,495		10,930

(1)
Includes a $1.6 million gross margin charge related to a distribution model transition in Genesco Brands Group in the first quarter of Fiscal 2025.
(2)
Includes a $0.3 million charge in the first quarter of Fiscal 2026 for severance. Includes a $0.6 million charge in the first quarter of Fiscal 2025 which includes $0.3 million for severance and $0.3 million for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 1		Quarter 1
	May 3, 2025	% of Net Sales	May 4, 2024	% of Net Sales
Sales:
Journeys Group	$272,634	57.5%	$259,445	56.7%
Schuh Group	95,915	20.2%	92,349	20.2%
Johnston & Murphy Group	76,839	16.2%	79,207	17.3%
Genesco Brands Group	28,585	6.0%	26,596	5.8%
Net Sales	$473,973	100.0%	$457,597	100.0%
Operating income (loss):
Journeys Group	$(15,283)	-5.6%	$(18,822)	-7.3%
Schuh Group	(6,131)	-6.4%	(5,896)	-6.4%
Johnston & Murphy Group	500	0.7%	2,355	3.0%
Genesco Brands Group(1)	698	2.4%	(986)	-3.7%
Corporate and Other(2)	(7,929)	-1.7%	(8,779)	-1.9%
Operating loss	(28,145)	-5.9%	(32,128)	-7.0%
Other components of net periodic benefit cost	180	0.0%	109	0.0%
Interest expense, net	1,339	0.3%	890	0.2%
Loss from continuing operations before income taxes	(29,664)	-6.3%	(33,127)	-7.2%
Income tax benefit	(8,452)	-1.8%	(8,839)	-1.9%
Loss from continuing operations	(21,212)	-4.5%	(24,288)	-5.3%
Loss from discontinued operations, net of tax	(15)	0.0%	(59)	0.0%
Net Loss	$(21,227)	-4.5%	$(24,347)	-5.3%

(1)
Includes a $1.6 million gross margin charge related to a distribution model transition in Genesco Brands Group in the first quarter of Fiscal 2025.
(2)
Includes a $0.3 million charge in the first quarter of Fiscal 2026 for severance. Includes a $0.6 million charge in the first quarter of Fiscal 2025 which includes $0.3 million for severance and $0.3 million for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	May 3, 2025	May 4, 2024
Assets
Cash	$21,748	$19,247
Accounts receivable	52,815	50,119
Inventories	450,829	392,671
Other current assets(1)	107,922	46,003
Total current assets	633,314	508,040
Property and equipment	236,909	233,601
Operating lease right of use assets	472,091	420,133
Goodwill and other intangibles	36,857	36,331
Non-current prepaid income taxes	—	57,441
Other non-current assets	25,420	51,871
Total Assets	$1,404,591	$1,307,417

Liabilities and Equity
Accounts payable	$122,166	$108,847
Current portion long-term debt	7,299	—
Current portion operating lease liabilities	126,954	125,450
Other current liabilities	74,504	73,888
Total current liabilities	330,923	308,185
Long-term debt	113,733	59,444
Long-term operating lease liabilities	389,384	345,670
Other long-term liabilities	48,319	45,665
Equity	522,232	548,453
Total Liabilities and Equity	$1,404,591	$1,307,417

(1)
Includes prepaid income taxes of $74.8 million at May 3, 2025 and $17.3 million at May 4, 2024.

GENESCO INC.

Store Count Activity

	Balance 02/03/24	Open	Close	Balance 02/01/25	Open	Close	Balance 05/03/25
Journeys Group	1,063	7	64	1,006	2	19	989
Schuh Group	122	4	2	124	0	3	121
Johnston & Murphy Group	156	1	9	148	2	4	146
Total Retail Stores	1,341	12	75	1,278	4	26	1,256

GENESCO INC.

Comparable Sales

	Quarter 1
	May 3, 2025	May 4, 2024
Journeys Group	8%	-5%
Schuh Group	1%	-7%
Johnston & Murphy Group	-2%	-3%
Total Comparable Sales	5%	-5%
Same Store Sales	5%	-7%
Comparable E-commerce Sales	7%	3%

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Three Months Ended May 3, 2025 and May 4, 2024

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 1			Quarter 1
	May 3, 2025			May 4, 2024
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(21,212)	$(2.02)		$(24,288)	$(2.22)

Gross margin adjustment:
Charges related to distribution model transition	$—	—	0.00	$1,581	1,151	0.10

Asset impairments and other adjustments:
Asset impairment charges	$34	24	0.00	$244	178	0.02
Severance	257	185	0.02	334	243	0.02
Total asset impairments and other adjustments	$291	209	0.02	$578	421	0.04

Income tax expense adjustments:
Tax impact share based awards		139	0.01		130	0.01
Other tax items		(666)	(0.06)		(345)	(0.03)
Total income tax expense adjustments		(527)	(0.05)		(215)	(0.02)
Adjusted loss from continuing operations (1) and (2)		$(21,530)	(2.05)		$(22,931)	(2.10)

(1)
The adjusted tax rate for the first quarter of Fiscal 2026 and 2025 is 26.7% and 26.0%, respectively.
(2)
EPS reflects 10.5 million and 10.9 million share count for the first quarter of Fiscal 2026 and 2025, respectively, which excludes common stock equivalents in both periods due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Three Months Ended May 3, 2025 and May 4, 2024

	Quarter 1 - May 3, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(15,283)	$—	$(15,283)
Schuh Group	(6,131)	—	(6,131)
Johnston & Murphy Group	500	—	500
Genesco Brands Group	698	—	698
Corporate and Other	(7,929)	291	(7,638)
Total Operating Loss	$(28,145)	$291	$(27,854)
% of sales	-5.9%		-5.9%

Depreciation and amortization			13,393
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(14,461)
% of sales			-3.1%

	Quarter 1 - May 4, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(18,822)	$—	$(18,822)
Schuh Group	(5,896)	—	(5,896)
Johnston & Murphy Group	2,355	—	2,355
Genesco Brands Group	(986)	1,581	595
Corporate and Other	(8,779)	578	(8,201)
Total Operating Loss	$(32,128)	$2,159	$(29,969)
% of sales	-7.0%		-6.5%

Depreciation and amortization			13,237
Adjusted loss before interest, taxes, depreciation and amortization ("EBITDA")(1)			$(16,732)
% of sales			-3.7%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

	Quarter 1
In Thousands	May 3, 2025	May 4, 2024
Gross margin, as reported	$221,181	$216,281
% of sales	46.7%	47.3%

Charges related to distribution model transition	—	1,581
Total adjustments	—	1,581

Adjusted gross margin	$221,181	$217,862
% of sales	46.7%	47.6%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 31, 2026

In millions (except per share amounts)	High Guidance Fiscal 2026		Low Guidance Fiscal 2026
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$17.0	$1.61	$12.5	$1.17

Asset impairments and other adjustments:
Asset impairments and other matters	1.0	0.09	1.3	0.13
Total asset impairments and other adjustments (1)	1.0	0.09	1.3	0.13
Adjusted forecasted earnings from continuing operations (2)	$18.0	$1.70	$13.8	$1.30

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2026 is approximately 29%.
(2)
EPS reflects 10.6 million share count for Fiscal 2026 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.